UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

INTELLISYNC CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by Intellisync Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Intellisync
Commission File No.: 000- 21709

Customer Communications

This document represents copy that will be used in announcing the potential definitive agreement and sharing information with external parties, namely customers, partners, analysts and the press.  The copy will be utilized on the company’s Website and in several email and direct communications shortly after the announcement is made.  The copy and short Q&A attempts to address a number of anticipated and likely questions that could be raised by these external parties regarding the definitive agreement between Nokia and Intellisync, the proposed acquisition terms and planned integration, and the rationale behind management and the directors’ decision and process.  This is neither a complete nor prioritized list of questions.  In all cases when communicating with internal or external parties, do not deviate from the approved responses provided below.  In those cases where questions arise that are not addressed below, please defer these to the appropriate individual on the Intellisync senior management team (Woody, Clyde, Rip, David) or counsel (Rich).

Communication #1

Broadcast Email to All Customers (except those groups specified below)

Media:  Email Transmission

Subject Line: Message From Intellisync CEO Woody Hobbs

Copy:

Dear Customer (Name, Company inserted where available),

Today, Intellisync Corporation (NASDAQ: SYNC), the leader in platform-independent wireless messaging, announced that we have signed a definitive agreement to be acquired by Nokia (NYSE: NOK), a world leader in mobile communications.

This is an exciting development in the mobile marketplace.  This acquisition, which is subject to customary closing conditions including regulatory approvals and the approval of Intellisync’s shareholders, underscores Intellisync’s position in the mobile industry and its leadership in the carrier and enterprise markets in providing multi-device, multi-platform wireless software, mobile applications and synchronization.

We are delighted about this agreement and hope that you will recognize, as we do, the key role that Intellisync plays in the mobile market for our customers, partners and external stakeholders across the board.  The agreement with Nokia underscores in many ways the power of our brand, our products and our technology, and most importantly, our people.  Our combined teams will present the most compelling mobility offering to enterprises and carriers all over the world.

As the required approvals and integration plans are finalized over the next few months, rest assured that both companies plan to make every effort in continue to serve and support all Intellisync products for our customers, channels, end-users and partners.

With our platform-independent and device-agnostic mobile software offering, Intellisync has long been committed to delivering on the mobility needs of wireless carriers and enterprises, mobile professionals and many other companies that work in the mobile market, and we’ve built a leadership brand, a team and a product portfolio that is recognized as a wireless leader around the world.  Whether it be Intellisync’s wireless push email, device and systems management, mobile application deployment, integrated messaging, data and file synchronization, data cleansing and matching, handheld and desktop synchronization or mobile security, the pending merger with Nokia is validation of Intellisync’s success with our customers worldwide.

Over the next few weeks you will be receiving additional information, and if you are interested, additional details can be found by visiting www.intellisync.com

Thank you again for your continued support.

Very truly yours,

Woodson “Woody” Hobbs

President and Chief Executive Officer

Intellisync Corporation

Communication #2

Summary of Announcement Posted on the Website

Media:  Website Posting

INTELLISYNC TO BE ACQUIRED BY NOKIA

On November 16, 2005,  Intellisync Corporation (Nasdaq: SYNC), the leader in platform-independent wireless messaging, announced that it has signed a definitive agreement to be acquired by Nokia (NYSE: NOK), a world leader in mobile communications.

This acquisition, which is subject to customary closing conditions, including regulatory approvals and the approval of Intellisync’s shareholders, underscores Intellisync’s position in the mobile industry and its leadership in the carrier and enterprise market in providing multi-device, multi-platform wireless software, mobile applications and synchronization.  Click here for more information.

The link will connect to a separate landing page entitled:

www.intellisync.com/nokia

This page will include links of the following documents:

1 – Press release (SYNC)

2 – Press release (Nokia)

3 – Audiocast of conference call for investors (requires log-in info)

4 – Link to SYNC investor website for Investor FAQs

5 – Customer FAQs

Communication #3

FAQs to be Posted on the Website

Media:  Website Posting

INTELLISYNC CORPORATION TO BE ACQUIRED BY NOKIA

On November 16, 2005, Intellisync Corporation (Nasdaq: SYNC), the leader in platform-independent wireless messaging, announced that it has signed a definitive agreement to be acquired by Nokia (Nasdaq: NOK), a world leader in mobile communications. Under the terms of the agreement, Intellisync stockholders will receive USD 5.25 per share in cash for each Intellisync common share, implying an enterprise value of approximately USD 430 million or approximately EUR 368 million (on a fully-diluted basis).

This acquisition, which is subject to customary closing conditions, including regulatory approvals and the approval of Intellisync’s shareholders, underscores Intellisync’s position in the mobile industry and its leadership in the carrier and enterprise market in providing multi-device, multi-platform wireless software, mobile applications and synchronization.  The acquisition of Intellisync supports Nokia’s goal to be the leader in enterprise mobility and enhances the ability of its customers to connect devices to data sources, applications, and networks. The acquisition is expected to be completed within three to four months, pending regulatory approval, other customary closing conditions and the approval of Intellisync’s shareholders.  Below are some responses to some potential questions regarding this announcement.

Why is Nokia buying Intellisync?

Nokia believes that this acquisition is a logical step in the implementation of Nokia’s mobility strategy being that Nokia is committed to bringing extended mobility to the enterprise. The acquisition of Intellisync represents a significant advantage in the Nokia for Business Solutions portfolio. Intellisync is currently the leading platform-independent wireless messaging company in the world, with strong customer relationships among Carriers, Enterprise customers, Device OEM’s and Software OEM’s. Intellisync has built a brand, technology platform and mobile product portfolio that leads in many ways the overall mobile marketplace, including specific wireless applications in wireless messaging, device management and device security, and application mobilization.

The combined Nokia and Intellisync entity will make wireless applications for mobile devices easier to develop, deploy and use.

What is Intellisync’s business strategy?  How does it fit with Nokia’s business strategy?

Intellisync’s business strategy is to:

•                  Be a leading software provider in the mobile market by developing and marketing software and applications for the enterprise, wireless carrier, device OEM and software OEM markets worldwide

•                  Create the very best mobile customer experience on the widest array of devices, across the most platforms

•                  Build a base of recurring revenues and run the business to achieve profitability

Is this acquisition primarily about email?

No, this acquisition is not just about wireless email. It is also about mobile device management and enterprise mobilization.

Why did Intellisync decide to sell to Nokia?  Why now?

Following receipt of an offer from Nokia and after a thorough deliberation our board of directors determined that it was in the best interests of the company and its shareholders to accept the offer from Nokia.

Was this a hostile take-over or purchase?

No.  The acquisition is a “friendly” negotiated merger, where, pending all appropriate approvals, Nokia intends to continue to operate much of Intellisync’s products and core business operations.  Nokia believes Intellisync’s products, customers, market approach and resources will be an important element in their enterprise mobile strategy and plans.

When do you expect the proposed acquisition to become final?

We anticipate 3 to 4 months of detailed integration planning after the announcement of the pending transaction.  The exact timing of the closing of a pending acquisition is difficult to know this far in advance as the companies will need to obtain shareholder approval, complete several regulatory filings as well as complete all the planning for the new organization and operational models before approval.

What is the process for approving this acquisition?

Completion of a proposed acquisition is subject to customary closing conditions and regulatory review.  In addition to customary closing conditions, this means that two primary conditions must be satisfied for the acquisition to close: regulatory (antitrust) clearance and shareholder approval.  Prior to the shareholder vote, Intellisync will make a Securities Exchange Commission (SEC) filing that provides information about the proposed deal. A portion of this filing is mailed to Intellisync shareholders along with proxy materials. During the regulatory review period, Nokia and Intellisync must remain independent and make all of their sales, marketing and strategic business activities and decisions independent of each other.

Does the approval involve approval from EU (European Union)?

After clearance from the U.S. Department of Justice (DOJ), the closing of the transaction will be subject to regulatory approval in a few European jurisdictions.

What is the impact of acquisition on Intellisync’s current customer base?

Intellisync’s current customer base will automatically be acquired by Nokia after the deal closes officially.  At this time management cannot make an assessment on any aspect positive, negative or neutral with regard to this transaction on the current or prospective customer base.

Will Intellisync have a quarterly earnings announcement in February 2006 (Q2 earnings)?

Yes, it will be business as usual until the deal closes. This is simply a definitive intent to acquire Intellisync. This announcement does not indicate that the acquisition is complete.

Who were Intellisync’s advisors in this acquisition?

Intellisync was advised by Evercore Partners, a leading advisory and investment firm providing advisory services to prominent multinational corporations on significant mergers, acquisitions, divestitures, restructurings and other strategic corporate transactions.

How does Intellisync propose to ensure smooth integration of the companies?

Pending all regulatory and other approvals, the two companies will develop integration plans that build on the cultural similarities and the best business and product development practices from each company. The companies will make additional details and information about the acquisition available at: http://www.intellisync.com/investors/

Additional Information and Where to Find It

Intellisync has agreed to file a proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to the stockholders of Intellisync. Intellisync’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition and Intellisync. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the Securities and Exchange Commission (the “SEC”) at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Intellisync by going to Intellisync’s Investor Relations page on its corporate website at www.intellisync.com/investors

In addition, Intellisync and its officers and directors may be deemed to be participants in the solicitation of proxies from Intellisync’s stockholders with respect to the acquisition. A description of any interests that Intellisync’s officers and directors have in the acquisition will be available in the proxy statement. In addition, Nokia may be deemed to be participating in the solicitation of proxies from Intellisync’s stockholders in favor of the approval of the acquisition. Information concerning Nokia’s directors and executive officers is set forth in Nokia’s proxy material for its 2005 annual general meeting, which was filed with the SEC on February 14, 2005, and Nokia’s 2004 annual report on Form 20-F filed with the SEC on March 8, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Nokia’s Investor Relations page on its corporate website at www.Nokia.com

Note about Forward Looking Statements

Forward-looking statements in this Q&A, including but not limited to statements related to the proposed acquisition, the timing and ability of the companies to successfully complete the proposed acquisition, potential combined product offerings by Nokia following completion of the transaction, the impact of the transaction on Nokia’s position in the marketplace, the plans for integration of the two companies, titles and positions or executives, the outcomes and voting decisions of directors and shareholders, and comments regarding strategic options facing the Company and potential outcomes of any discussions or decisions, are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include risks associated with uncertainties related to the approval of the transaction by Intellisync’s shareholders and by regulatory authorities, the effect of continued weakness of general economic factors on the overall demand for Intellisync’s products and services, the timing of market adoption and movement toward mobile solutions and data synchronization solutions, the ability of Intellisync to offer its products and services into new territories and markets, the market adoption of new mobile devices, margin erosion, market shrinkage, economic uncertainty related to terrorism and conflict in the Middle East and elsewhere in the world, timely introduction, availability and acceptance of new products, the impact of competitive products and pricing, as well as additional risk factors, as discussed in the “Risk Factors” section of Intellisync’s Annual Report on Form 10-K for the year ended July 31, 2005 and Intellisync’s quarterly reports filed from time to time with the U.S. Securities and Exchange Commission. Intellisync disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this Q&A.